Exhibit 10.1

AMENDMENT TO THE EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”), dated as of June 5, 2018 (the “Effective Date”), is by and between Allied Power Management, LLC (the “Company”) and Dorsey Ron McCall (the “Executive”).

RECITALS

WHEREAS, the Company and the Employee are parties to that certain Amended and Restated Employment Agreement, dated as of July 12, 2017 (the “Employment Agreement”), and any terms not defined herein shall have the same meaning as in the Employment Agreement; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement, effective as of the Effective Date, according to the terms and conditions set forth in this Amendment, to account for certain changes to the terms of Employee’s employment.

NOW, THEREFORE, in consideration of the mutual promises, agreements, and consideration set forth below, the parties agree to the following terms:

WITNESSETH

1. The first sentence of Section 2(a) is hereby and amended and restated as follows:

“Executive shall serve as the Senior Vice President of Charah Solutions, Inc. and shall have the normal duties, responsibilities, functions and authority customarily associated with such office, subject to the power of the governing body of Charah Solutions, Inc. to reasonably modify such duties, responsibilities, functions and authority so long as such duties, responsibilities, functions and authority, as modified, continue to be customary for a senior vice president and are in keeping with such position.”

2. New Section 3(c) is hereby added and reads as follows:

“(c) Executive shall be entitled to receive a bonus (the “Incentive Bonus”) equal to 7.5% of EBITDA generated by new international operations focused on nuclear operations (“International Nuclear Operations”) (EBITDA as defined by GAAP and determined in the discretion of the Employer’s primary outside auditor), less any costs associated or incurred in connection with such International Nuclear Operations, provided that in any given fiscal year EBITDA is negative, such negative amount will adjust the EBITDA targets for the following fiscal year(s), The Incentive Bonus shall be payable annually and as soon as practicable following the Employer’s completion of its audited financials for the fiscal year to which the Incentive Bonus applies. An additional 7.5% of EBITDA generated by the International Nuclear Operations, as calculated in accordance with the above, shall be allocated to certain employees of the Employer at the discretion of the Executive in consultation with the Employer. Notwithstanding anything to the contrary in this Agreement, upon Executive’s termination by the Employer without Cause (as defined below) or due to Executive’s Approved Retirement (as defined below), death or Disability (as defined below), subject to the release requirements set forth in Section 4(c), Executive shall be eligible to receive (i) the Incentive Bonus Executive would have earned for the fiscal year of such termination without Cause or Approved Retirement, without regard for any pro-ration and (ii) a pro-rata portion of the Incentive Bonus Executive would have earned for the fiscal year following the fiscal year of such termination without Cause or Approved Retirement, with such pro-rata portion determined based on the quotient determined by dividing the number of days between the beginning of the fiscal year in which such termination occurs and the date of Employee’s termination of employment, divided by 365, which will be payable at such time as the Incentive Bonus would be paid according to this Section 3(c), which for the avoidance of doubt, shall be payable in the year following the year to which such Incentive Bonus applies. For purposes of this Section 3(c), “Approved Retirement” means the Executive’s termination of employment as a result of the Executive’s voluntary resignation of employment following ninety (90) days prior written notice to the Employer at such time that the Executive is at least 65 years of age.”

3. Existing Sections 3(c), (d), (e), (f) and (g) are hereby renumbered to Sections 3(d), (e), (f), (g), and (h), respectively, and all references to these sections in the Agreement shall reference the renumbered section.

4. Construction. Except as specifically provided in this Amendment, the Employment Agreement will remain in full force and effect and is hereby ratified and confirmed in all respects.

5. Governing Law. This Amendment shall be construed under and enforced in accordance with the laws of the State of Louisiana, in accordance with Section 16 of the Employment Agreement.

6. Entire Agreement. The Employment Agreement, as amended by this Amendment effective as of the Effective Date, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in the Employment Agreement and this Amendment.

7. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

ALLIED POWER MANAGEMENT, LLC

By:	/s/ Mark D. Spender
Name:	Mark D. Spender
Title:	Authorized Representative

EXECUTIVE

/s. Dorsey Ron McCall
Dorsey Ron McCall

AMENDMENT TO EMPLOYMENT AGREEMENT – Dorsey Ron McCall